Issuer Free Writing Prospectus, dated September 30, 2024

Filed Pursuant to Rule 433

Registration Statement No. 333-274048

(Supplementing the

Preliminary Prospectus

Supplement dated September

30, 2024 to the Prospectus

dated August 17, 2023)

Campbell Soup Company

$800,000,000 4.750% Notes due 2035 (the “2035 Notes”)

$350,000,000 5.250% Notes due 2054 (the “2054 Notes”)

PRICING TERM SHEET

September 30, 2024

The information in this pricing term sheet relates to the offering (the “Offering”) of the Notes described above (the “Notes”) of Campbell Soup Company (the “Issuer”), and should be read together with the preliminary prospectus supplement dated September 30, 2024 relating to the Offering and the accompanying prospectus dated August 17, 2023 included in the Issuer’s Registration Statement on Form S-3 (File No. 333-274048) (as supplemented by such preliminary prospectus supplement, the “Preliminary Prospectus”).

The information in this pricing term sheet supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Terms used but not defined herein have the meanings given in the Preliminary Prospectus.

Issuer:	Campbell Soup Company

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa2 / BBB- / BBB

Aggregate Principal Amount: Offering Format:	$1,150,000,000 SEC Registered

Security Type:	Senior Unsecured Notes

Trade Date:	September 30, 2024

Settlement Date:	October 2, 2024 (T+2)

Principal Amount:	2035 Notes: $800,000,000 2054 Notes: $350,000,000

Maturity Date:	2035 Notes: March 23, 2035 2054 Notes: October 13, 2054

Interest Rate:	2035 Notes: 4.750% per year 2054 Notes: 5.250% per year

Public Offering Price:	2035 Notes: 99.626% 2054 Notes: 99.265%

Yield to Maturity:	2035 Notes: 4.796% 2054 Notes: 5.299%

Spread to Benchmark Treasury:	2035 Notes: 103 bps 2054 Notes: 118 bps

Benchmark Treasury:	2035 Notes: 3.875% due August 15, 2034 2054 Notes: 4.625% due May 15, 2054

Benchmark Treasury Price and Yield:	2035 Notes: 100-28+, 3.766% 2054 Notes: 108-19+, 4.119%

Interest Payment Dates:	2035 Notes: Semi-annually in arrears on March 23 and September 23 of each year 2054 Notes: Semi-annually in arrears on April 13 and October 13 of each year

First Interest Payment Date:	2035 Notes: March 23, 2025 2054 Notes: April 13, 2025

Optional Redemption:

Make-whole Call:

2035 Notes: T+20 basis points at any time prior to December 23, 2034 (three months prior to the maturity date of the 2035 Notes)

2054 Notes: T+20 basis points at any time prior to April 13, 2054 (six months prior to the maturity date of the 2054 Notes)

Par Call:

2035 Notes: At any time on or after December 23, 2034 (three months prior to the maturity date of the 2035 Notes).

2054 Notes: At any time on or after April 13, 2054 (six months prior to the maturity date of the 2054 Notes).

Change of Control Offer to Purchase:	If a Change of Control Triggering Event occurs, unless the Issuer has exercised its right of redemption, it will be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date.

Day Count Convention:	30/360

CUSIP / ISIN:	2035 Notes: 134429 BQ1 / US134429BQ17 2054 Notes: 134429 BR9 / US134429BR99

Joint Book-Running Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC UBS Securities LLC

Co-Managers:

SMBC Nikko Securities America, Inc.

Rabo Securities USA, Inc.

PNC Capital Markets LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

BMO Capital Markets Corp.

M&T Securities, Inc.

Academy Securities, Inc.

R. Seelaus & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension revision or withdrawal at any time.

No PRIIPs KID - No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA and the UK.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus and the accompanying prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, BofA Securities Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, or UBS Securities LLC toll free at 1-888-827-7275.

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT BY BLOOMBERG OR ANOTHER EMAIL SYSTEM.